Exhibit 99.1

Inotek Pharmaceuticals Corporation Reports Second Quarter 2015 Financial Results and Operational Highlights

– End-of-Phase 2 Meeting with FDA Informs Phase 3 Development Plan for Trabodenoson –

– Key Hires Strengthen Senior Management Team –

– 1st Phase 3 Study to Commence in 4Q15 with Top-line Data In 2016 –

Lexington, MA – August 6, 2015 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company”), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today reported financial results and operational highlights for the quarter ended June 30, 2015.

“The second quarter marked a critical inflection point for the Company as we made significant progress in the preparation for a comprehensive Phase 3 program for trabodenoson, our lead drug candidate for glaucoma,” commented David P. Southwell, President and Chief Executive Officer of Inotek. “Importantly, our End-of-Phase 2 meeting with the FDA was a critical milestone for advancing the development of trabodenoson. Based on this meeting with the FDA, we reported the design for our first Phase 3 clinical trial of trabodenoson that provides a more efficient path to define the drug’s clinical and safety profile through a superiority trial statistically compared to placebo. We are excited to begin recruiting patients for this trial in the fourth quarter of this year.”

“Additionally, to support the development of the emerging trabodenoson franchise, we have bolstered the Inotek team with several new senior management hires that bring relevant domain expertise, including the appointments of Dr. Claudine Prowse as Vice President, Strategy and Investor Relations Officer and Dr. Cadmus Rich as Vice President, Medical Affairs and Clinical Development. We were also pleased to add Dr. Richard Spivey, former SVP of Global Regulatory Affairs at Allergan, to our board of directors.”

“Finally, we are excited to report that we have strengthened our balance sheet as a result of the conversion of the 5.0% Convertible Senior Notes issued in conjunction with our initial public offering in February 2015.”

Trabodenoson Development Program Highlights:

•	In July, Inotek announced the Phase 3 development plan for trabodenoson based on a positive End-of-Phase 2 meeting with the Food and Drug Administration (FDA). The trial design for the first Phase 3 study is a five-arm superiority trial that will include three doses of trabodenoson: 1000 mcg QD, 1500 mcg BID, and 2000 mcg QD. These doses were selected to optimize lowering of intraocular pressure while maintaining the good tolerability observed in Phase 2 trials. The primary efficacy endpoint of the study is the reduction of intraocular pressure (IOP), statistically superior as compared to placebo. A comparator arm of timolol will also be included for study validation, but not for statistical comparison.

Second Quarter 2015 and Recent Business Highlights:

•	In July, Inotek appointed Claudine Prowse, Ph.D., as Vice President, Strategy and Investor Relations Officer and Cadmus Collins Rich, M.D., as Vice President, Medical Affairs and Clinical Development
•	In July, Inotek appointed Richard N. Spivey, PharmD, Ph.D., to its Board of Directors

Upcoming Milestones:

•	Inotek expects to initiate the first Phase 3 study of trabodenoson in 4Q15.

Second Quarter and Recent 2015 Financial Results:

•	Cash and cash equivalents as of June 30, 2015 were $49.0 million
•	Research and development expenses were $2.0 million for the quarter ended June 30, 2015, compared to $1.9 million for the quarter ended June 30, 2014 and $3.0 million for the six months ended June 30, 2015, compared to $3.4 million for the six months ended June 30, 2014
•	General and administrative expenses were $1.7 million for the quarter ended June 30, 2015, compared to $0.3 million for the quarter ended June 30, 2014 and $3.7 million for the six months ended June 30, 2015, compared to $0.5 million for the six months ended June 30, 2014
•	Loss from operations was $3.7 million for the quarter ended June 30, 2015, compared to a loss of $2.2 million for the quarter ended June 30, 2014 and $6.7 million for the six months ended June 30, 2015, compared to $3.9 million for the six months ended June 30, 2014
•	Net loss was $2.4 million for the quarter ended June 30, 2015, compared to a net loss of $2.8 million for the quarter ended June 30, 2014 and $3.8 million for the six months ended June 30, 2015, compared to $5.0 million for the six months ended June 30, 2014
•	Inotek Pharmaceuticals announces conversion of $20,985,000 principal amount of its 5.0% Convertible Senior Notes (the “Notes”) maturing

February 15, 2020 into approximately 3.86 million shares of the Company’s common stock, par value $0.01 per share. $15,000 of these Notes remain outstanding.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic developed in Inotek’s laboratories designed to restore the eye’s natural pressure control mechanism. The development of trabodenoson monotherapy delivered in a once-daily eye drop formulation will be followed by a fixed-dose combination of trabodenoson with latanoprost. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, Ph.D.

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

781.552.4305

Media Contact:

Karen Sharma

ksharma@macbiocom.com

781.235.3060

Consolidated Financial Tables

Inotek Pharmaceuticals Corporation

(Unaudited)

(in thousands, except share and per share amounts)

Balance Sheets

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$49,012	$3,618
Other assets	2,676	1,902

Total assets	$51,688	$5,520

Accounts payable, accrued expenses and other liabilities	$2,476	$2,162
2020 Convertible Notes, net	8,926	—
2020 Convertible Notes derivative liability	8,567	—
Notes payable	—	5,613
Convertible Bridge Notes	—	1,541
Warrant and Convertible Bridge Notes redemption rights derivative liabilities	—	962

Total liabilities	19,969	10,278
Series AA redeemable convertible preferred stock	—	46,253
Series X redeemable convertible preferred stock	—	548
Stockholders’ equity (deficit)	31,719	(51,559)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$51,688	$5,520

Statements of Operations

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$(1,954)	$(1,862)	$(3,023)	$(3,412)
General and administrative	(1,728)	(332)	(3,708)	(494)

Loss from operations	(3,682)	(2,194)	(6,731)	(3,906)

Interest expense	(564)	(248)	(1,038)	(491)
Loss on extinguishment of debt	—	—	(683)	—
Change in fair value of warrant liabilities	—	(405)	267	(598)
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	—	480	—
Change in fair value of 2020 Convertible Notes derivative liability	1,859	—	3,856	—

Net loss	$(2,387)	$(2,847)	$(3,849)	$(4,995)

Net loss per share attributable to common stockholders—basic and diluted	$(0.15)	$(3.81)	$(0.33)	$(6.89)
Weighted-average number of shares outstanding—basic and diluted	16,327,003	1,020,088	12,026,183	1,020,088